                                                                     Exhibit 4.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             TRACTOR SUPPLY COMPANY

           (Under Sections 242 and 245 of the General Corporation Law)

         THE UNDERSIGNED, being the Chairman of the Board and Chief Executive Officer of Tractor Supply Company, a Delaware corporation (the "Corporation"), does hereby certify that:

         1. The name of the Corporation is Tractor Supply Company. The Corporation was originally incorporated under the name TSC Acquisition, Inc.

         2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on December 2, 1982.

         3. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the written consent of the Board of Directors and the stockholders of the Corporation pursuant to Sections 141(f) and 228, respectively, of the General Corporation Law of the State of Delaware.

         4. This Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation by (a) increasing the total number of shares of capital stock which the Corporation shall have the authority to issue from 530,000 shares to 9,540,000 shares; (b) increasing the total number of shares of Common Stock which the Corporation shall have the authority to issue from 500,000 shares to 9,500,000 shares, reflecting a 49.99655 to 1.0 stock split, pursuant to which each holder of Common Stock prior to such stock split shall receive 49.99655 shares of Common Stock for each share of Common Stock previously held by him;
(c) increasing the total number of shares of Preferred Stock which the Corporation shall have the authority to issue from 30,000 shares to 40,000 shares (of which 20,000 shares shall continue to be designated as "Series B Preferred Stock"); (d) deleting in their entirety the supermajority voting requirements set forth


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in Article FOURTH; and (e) providing that the board of directors shall be divided into three classes of directors, with each class serving a staggered three-year term. The text of the Restated Certificate of Incorporation of the Corporation, as so restated, integrated and amended, shall read in its entirety as follows:

         FIRST: NAME. The name of the Corporation is Tractor Supply Company.

         SECOND: REGISTERED OFFICE AND REGISTERED AGENT. The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation shall possess and may exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law or this Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

         FOURTH: CAPITAL STOCK. The total number of shares of stock which the Corporation shall have authority to issue is 9,540,000 shares of capital stock, of which 9,500,000 shares shall be of a class designated "Common Stock," par value $.008 per share, and (b) 40,000 shares shall be of a class designated "Preferred Stock," par value $1.00 per share (of which 20,000 shares shall be of a series designated "Series B Preferred Stock"). The powers, preferences, rights, qualifications, limitations and restrictions of or on the shares of the capital stock of the Corporation are as follows:

         1.       Common Stock.

                  Each holder of Common Stock shall be entitled to vote at any time on matters presented to the stockholders of the Corporation for their approval, adoption or authorization and shall have one vote for each share of Common Stock held of record by him. Unless prevented by applicable law, all shares of Common Stock shall vote as a single class on all matters requiring the approval of the stockholders of the Corporation.

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                  Each holder of Common Stock shall be entitled to dividends ratably with all other shares of Common Stock outstanding when, if and as such dividends are declared and paid. The Corporation shall not make any payment on Common Stock, effect any split of Common Stock, or allocate any benefit or preference to Common Stock, except in proportion to the total number of shares of Common Stock then outstanding.

         2.       Preferred Stock.

                  (A)      General.

                           (1) The Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized herein.

                           (2) Authority is hereby vested in the Board of Directors of the Corporation to issue from time to time the Preferred Stock as Preferred Stock of any series and, in connection with the creation of each such series, to fix by resolution or resolutions providing for the issuance of shares thereof the voting rights, if any, the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of such series to the full extent now or hereafter permitted by this Restated Certificate of Incorporation, applicable law and the rules and regulations of the stock exchange or automated quotation system upon which any of the Corporation's securities may from time to time be listed or approved for quotation and trading, in respect of the matters set forth in the following paragraphs (a) through
                  (e) inclusive:

                                    (a)      the liquidation value to which each
                           share shall be entitled and the preference, if any, in relation to any other series or class of securities of the Corporation;

                                    (b)      whether such shares shall be
                           convertible into Common Stock and if so, the ratio of conversion expressed in whole and/or fractional shares of Common Stock and the terms and conditions thereof;

                                    (c)      whether there shall be voting
                           rights incident to such shares in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                                    (d)      whether such shares may be called
                           in and retired or be otherwise subject to redemption (including redemption through the operation of a sinking fund, purchase fund or retirement fund) and if so, the terms and conditions thereof; and

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                           (e)      the dividend, if any, for such shares,
                  together with the terms and conditions relating to the declaration and payment of such dividend and the preference, if any, in relation to any other series or class of securities of the Corporation.

                  (3) In addition to the foregoing, the Board of Directors may, in its discretion, assign to such Preferred Stock, in connection with each issuance thereof, such other terms, conditions, restrictions, limitations, rights and privileges as it may deem appropriate.

                  (B) Series B Preferred Stock. The Series B Preferred Stock has heretofore been established by the Board of Directors of the Corporation as follows:

         "RESOLVED, that pursuant to the authority granted and vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors does hereby provide for the creation and issuance of a series of the Preferred Stock of the Corporation and does hereby fix the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as follows:

                  1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series B Preferred Stock" and the number of shares constituting such series shall be 20,000. The par value of such series shall be $1.00 per share. Such series shall be referred to herein as the "Series B Preferred Stock." All shares of Series B Preferred Stock shall have identical powers, preferences, rights, qualifications, limitations and restrictions.

                  2. Rank. Except as permitted by Section 5(b) hereof, the Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to all classes of the Common Stock of the Corporation, par value $.008 per share (the "Common Stock"), and to all other equity securities of the Corporation (all such Common Stock and other equity securities of the Corporation being, collectively, the "Other Securities"), to the extent and as set forth herein.

                  3.       Dividends and Distributions.

                           (a) Subject to Section 3(g) below, each holder of shares of the Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends, dividends payable in cash

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                  or shares of stock of the Corporation. Dividends shall accrue cumulatively on each outstanding share of Series B Preferred Stock at a rate per annum (computed on the basis of a 365-day year and on the actual number of days elapsed) on the Stated Value of such share equal to the rate set forth below, and no more, for the applicable period:

                           Period                           Rate
                           Date of Issue -                   8%
                           April 30, 1999

                           May 1, 1999 -                    10%
                           April 30, 2000

                           May 1, 2000 -                    11%
                           April 30, 2001

                           May 1, 2001 -                    12%
                           April 30, 2002

                           Thereafter                       13%

                           (b) Such dividends shall be payable in equal semi-annual payments on each May 1 and November 1, commencing on November 1, 1991 (each such date being a "Dividend Payment Date"). Each such semi-annual dividend shall be fully cumulative and shall accrue (whether or not declared, whether or not in any dividend period or dividend periods the Corporation shall have sufficient funds available for the payment of required dividends and whether or not the Corporation shall otherwise then have the power to declare or pay dividends) from the first day of the semi-annual period in which such dividend may be payable as herein provided, except that with respect to the first semi-annual dividend on each share of Series B Preferred Stock, such dividend shall accrue from the date of issue of the Series B Preferred Stock. No premium or additional amount of interest, or sum of money in lieu of interest, shall be payable in respect of any Series B Preferred Stock dividend payment or payments which may be in arrears. All dividend payments on the Series B Preferred Stock shall be made in cash, except that, to the extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), in lieu of payment in cash, dividend payments may be made, in the sole discretion of the Board of Directors of the Corporation, by the Corporation issuing additional fully paid and nonassessable shares of Series B Preferred Stock, or fraction thereof, at the rate of one share for each $1,000 of such dividend not paid in cash.


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                  The issuance of such additional shares shall, along with any payments in cash, constitute full payment of such dividend.

                  Any shares of Series B Preferred Stock issued in payment of dividends shall be entitled to receive and be paid dividends with all other shares of Series B Preferred Stock at the time outstanding, commencing on the next following Dividend Payment Date.

                           (c) All dividends paid with respect to shares of Series B Preferred Stock pursuant to this Section 3 shall be paid cumulatively to the holders of record on the record date for any dividend declared thereon, without regard to the record ownership of any shares on any prior Dividend Payment Date and shall be paid pro rata to the holders entitled thereto.

                           (d)      Except as permitted by Section 5(b) hereof,
                  (i) each holder of shares of the Series B Preferred Stock shall be entitled to receive the dividends specified in this
                  Section 3 in preference to and in priority over any dividends on any of the Other Securities and (ii) so long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on, or directly or indirectly purchase or incur any mandatory redemption, sinking fund or other similar obligation in respect of, any of the Other Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Other Securities, or make any distribution in respect thereof, either directly or indirectly, whether in cash or obligations of the Corporation or other property, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, (A) the Corporation shall have paid all accrued and unpaid dividends on the Series B Preferred Stock not paid on the Dividend Payment Dates and (B) the Corporation shall then be in compliance with all of its other obligations relating to the Series B Preferred Stock.

                           (e) Each fractional share of Series B Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series B Preferred Stock pursuant to this
                  Section 3. All such dividends on such outstanding fractional shares shall accrue and be payable in the same manner and at the same times as such dividends on such outstanding shares of Series B Preferred Stock.

                           (f)      All dividends accrued or issued under this
                  Section 3 shall be rounded to the nearest cent or one hundredth (1/100) of a share, as the case may be. Any provision of this Section 3 to the contrary


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         notwithstanding, no adjustment in any dividend shall be made if the amount of such adjustment would be less than one cent ($.01) or one hundredth (1/100) of a share, as the case may be, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time that such amount, together with any other amount or amounts so carried forward, shall aggregate one cent ($.01) or one hundredth (1/100) of a share, as the case may be, or more.

                  (g) Notwithstanding any other provision of this Section 3, the Corporation shall not pay dividends on or with respect to the Series B Preferred Stock on any Dividend Payment Date to the extent that the payment of such dividends on such Dividend Payment Date would constitute or result in a default by the Corporation under any agreement for borrowed money, promissory note or other debt instrument to which the Corporation is a party or by which it is bound, provided that all such unpaid dividends shall be accrued in accordance with
         Section 3(b) above.

         4.       Liquidation, Sale, etc.

                  (a) In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Corporation (collectively, a "Liquidation"), the holders of the Series B Preferred Stock shall be entitled to receive out of assets of the Corporation available for distribution to its stockholders an amount in cash equal to $1,000 for each share of Series B Preferred Stock outstanding plus an amount in cash equal to all accrued and unpaid dividends payable to them pursuant to Section 3 hereof, if any. Except as permitted by Section 5(b) hereof, no payments shall be made and no assets shall be distributed to the holders of any shares of any Other Securities upon Liquidation unless all of the holders of the Series B Preferred Stock shall have received payment of the full amount so due. If the assets of the Corporation shall be insufficient to pay in full such preferential amounts, then such assets shall be distributed among the holders of the Series B Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For purposes of this Section 4, the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation and the consolidation or merger of the Corporation with or into any other corporation shall be deemed a Liquidation within the meaning of this Section 4.

                  (b) The Board of Directors of the Corporation shall not enter into or approve any contract or agreement providing for, consummate any transaction involving, or otherwise cause or permit to occur, any acquisition of the Corporation by one or more Persons by way of consolidation or merger (resulting in the exchange of the outstanding shares of capital stock of the Corporation for cash, securities or other property), or any sale or lease of all or substantially all of the property or assets of the Corporation (any such acquisition, lease or sale being an "Event"), unless such contract, agreement or transaction provides that any distribution of cash, securities or other property made pursuant to the terms of such Event shall first be made to or set apart for holders of shares of the Series B Preferred Stock in an amount equal in value (in the case of securities or other property, as determined in good faith by the Board of Directors of the Corporation) to (i) $1,000 for each share of Series B Preferred Stock outstanding plus (ii) all accrued and unpaid dividends, if any on the shares of Series B Preferred Stock held by them; provided, that the rights of the holders of shares of the Series B Preferred Stock to receive any such cash, securities or other property pursuant to this
         Section 4(b) shall be subject to the consummation of such Event.

                  (c) The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock.

         5.       Voting.

                  (a) Except as hereinafter provided in this Section 5 or as expressly required by the GCL or other applicable law, the holders of shares of Series B Preferred Stock shall not be entitled to vote their shares with respect to any matter brought before the stockholders (or any class of stockholders) of the Corporation.

                  (b) So long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not, without the consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting separately as a class (which consent shall be given in writing or by vote at a meeting of stockholders called for such purpose for which notice shall have been given to the holders of the Series B Preferred Stock):

                           (i) in any manner amend, alter or repeal any provision hereof or of the Restated Certificate of Incorporation or By-laws of the Corporation so as to affect adversely the designations, powers, preferences, rights, qualifications, limitations or restrictions of the Series B Preferred Stock;

                           (ii) create, authorize or issue (other than as contemplated herein) any class or series of capital stock, or reclassify any shares of any class or series of capital stock into shares of any class or series of capital stock, (A) on a parity with or having priority over the Series B Preferred Stock or (B) affecting adversely the Series B Preferred Stock or the holders thereof;

                           (iii) increase the authorized number of shares of Series B Preferred Stock (except as may be necessary to permit the payment of one or more stock dividends pursuant to Section 3 hereof) or reclassify any shares of the Series B Preferred Stock; or

                           (iv) consolidate with or merge with or into any other corporation or sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

                  (c) (i) If at any time a dividend on the Series B Preferred Stock shall be accrued and unpaid in whole or in part on a Dividend Payment Date, and such dividend shall remain unpaid in whole or in part for more than 45 days following such Dividend Payment Date, then, during the period commencing on the day following the end of such 45-day period and ending on the earlier of (A) the date on which all accrued and unpaid dividends on the Series B Preferred Stock shall have been paid and (B) the date on which a Change in Control (as defined in Section 5(d) below) shall have occurred (each such period being a "Default Period"), the Corporation shall not, and shall not permit any Subsidiary to, directly or indirectly, without the consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, voting separately as a class (which consent shall be given in writing or by vote at a meeting of stockholders called for such purpose for which notice shall have been given to the holders of the Series B Preferred Stock):

                           (1) (a) make or own any Investment, (b) purchase or otherwise acquire any assets other than assets used in the ordinary course of business, or (c) become liable for any liability or obligation of any other Person (including, without limitation, by way of a guaranty), except that:

                                    (x)      the Corporation may make and
                           continue to own Permitted Investments;


                                    (y)      the Corporation may continue to own
                           Investments in any Subsidiary, or any capital stock of any other Person, outstanding on the day prior to such Dividend Payment Date; and

                                    (z)      the Corporation may remain liable
                           for any liability or obligation of another Person to the extent that such liability of the Corporation was outstanding on the day prior to such Dividend Payment Date;

                           (2) declare, order, pay, make or set apart for payment any Restricted Payment;

                           (3) make Capital Expenditures aggregating in excess of $300,000;

                           (4)      take any action, including, without
                  limitation, with respect to the capitalization of the Corporation, which would have the effect, directly or indirectly, of reducing the funds then or thereafter legally available for the payment of dividends on or redemption of the Series B Preferred Stock;

                           (5)      enter into any contractual or other
                  commitment, arrangement or transaction with any Affiliate (other than a holder of Series B Preferred Stock), including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Affiliate (other than a holder of Series B Preferred Stock), other than (a) upon terms which are fair and reasonable, in the good faith judgment of the Board of Directors of the Corporation, and no less favorable to the Corporation or to any Subsidiary than it would obtain in a comparable arms-length transaction with a Person not an Affiliate; and (b) the payments and actions permitted under the terms of Section 9(a)(x) hereof;

                           (6) make any optional prepayment in respect of any Indebtedness; or

                           (7) agree to take any of the actions referred to in clauses (1) through (6) above.

                                    (ii)     Upon the termination of any Default
                           Period existing from time to time, the covenants set forth in clauses (1) through (7) above shall thereafter be of no further force or effect, subject to renewal from time to time upon the same terms and conditions as are set forth in Section 5(c)(i) above.

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                  (d)      (i) During the duration of any of the periods of time
         described in clauses (A) or (B) below (each such period being a "Special Voting Period"), the holders of the Series B Preferred Stock, voting separately as a class, shall be entitled to elect the smallest number of directors which will constitute a majority of the Board of Directors of the Corporation (each such election being a "Change in Control") and the holders of the other classes of the capital stock of the Corporation entitled to vote on the election of directors shall be entitled to elect the remaining members of the Board of Directors:

                           (A) If at any time dividends on the Series B Preferred Stock shall be accrued and unpaid in whole or in part for two or more consecutive Dividend Payment Dates, and such dividends shall remain unpaid in whole or in part for more than 30 days following the second such Dividend Payment Date, then a Special Voting Period shall commence on the day after such 30-day period and shall continue until the date on which all accrued and unpaid dividends on the Series B Preferred Stock shall have been paid in full.

                           (B) If any shares of the Series B Preferred Stock shall be outstanding after April 30, 2003, then a Special Voting Period shall commence on May 1, 2003 and shall continue until the Corporation shall have redeemed all of the outstanding shares of Series B Preferred Stock in accordance with Section 7 hereof.


                                    (ii)     Upon termination of all Special
                           Voting Periods existing from time to time, the rights of the holders of the Series B Preferred Stock to elect a majority of the Board of Directors pursuant to this Section 5(d) shall cease, subject to renewal from time to time upon the same terms and conditions as are set forth in this Section 5(d).

                                    (iii)    At any time after the voting power
                           to elect a majority of the Board of Directors (such directors sometimes hereinafter referred to as the "B Directors") shall have become vested in the holders of the Series B Preferred Stock pursuant to this
                           Section 5(d), the Chairman or President of the Corporation may, and upon the request of the holders of at least ten percent (10%) of the Series B Preferred Stock then outstanding addressed to him at the principal office of the Corporation shall, call a special meeting for the election of directors by the holders of each class of the capital stock of the Corporation entitled to vote for the election of directors, to be held at such place and upon such notice (but not more than 60 days' notice) as is provided in the By-laws of the Corporation for the holding of special meetings of stockholders. If such meeting shall not be so called within 30 days after delivery of such request to the principal office of the Corporation, then the record holders who requested such meeting may, at the expense of the Corporation, call such meeting at the place and upon the notice above provided, and for such purpose shall have access to the stock books and records of the Corporation.

                           At any meeting so called and at any annual meeting held while the holders of the Series B Preferred Stock have the voting power to elect a majority of the Board of Directors, the holders of a majority of the then outstanding Series B Preferred Stock, present in person or by proxy, shall be sufficient to constitute a quorum for the election of B Directors as herein provided. The terms of office of all persons who are directors of the Corporation at the time of such meeting shall terminate upon the election at such meeting by the holders of the Series B Preferred Stock of B Directors, and the persons so elected as B Directors by the holders of the Series B Preferred Stock, together with such persons, if any, as may be elected as directors by the holders of the other classes of the capital stock of the Corporation entitled to vote on the election of directors, shall constitute the duly elected directors of the Corporation. Notwithstanding the foregoing provisions of this clause (iii) to the contrary, such election of B Directors may be effected without a meeting of stockholders, without prior notice and without a vote if such stockholders shall consent in writing to such election of directors in accordance with the provisions of Section 228 (or any successor provision) of the GCL as then in effect.

                           (iv) Whenever the holders of the Series B Preferred Stock shall be divested of such voting power pursuant to Section 5(d)(ii) above, the term of office of the directors elected by such holders shall forthwith terminate without further action, and the term of office of all other persons who are at the time directors of the Corporation shall terminate upon the election of their successors by the holders of each class of the capital stock of the

                           Corporation (other than the Series B Preferred Stock) entitled to vote on the election of directors.

                           (e) In all cases where the holders of shares of Series B Preferred Stock have the right to vote separately as a class, each such holder shall be entitled to one vote for each such share held by him.

         6. Retirement of Shares. Shares of the Series B Preferred Stock which have been issued and subsequently repurchased or reacquired in any manner by the Corporation shall become authorized and unissued shares of preferred stock but shall not be reissued as shares of Series B Preferred Stock.

         7.       Redemption of Series B Preferred Stock.

                  (a) Redemption. Subject to Section 7(f) below, at any time and from time to time after the fifth anniversary of the date of issuance of the Series B Preferred Stock, the Corporation may, at its option, repurchase all or any part (in a minimum amount of 1,500 shares) of the shares of Series B Preferred Stock then outstanding (each such purchase being a "Redemption") at a price per share (the "Redemption Price") equal to the sum of (i) $1,000 and (ii) all accrued and unpaid dividends thereon to but excluding the date fixed by the Corporation for such redemption (the "Redemption Date").

                  (b)      Redemption Notice.

                           (i) The Corporation may cause a Redemption by giving written notice thereof (a "Redemption Notice") to all of the registered holders of shares of the Series B Preferred Stock at least 15 (but not more than 90) days prior to the Redemption Date. The Redemption Notice shall specify the Redemption Date, the time and place of the closing of such Redemption (the "Closing"), the number of shares of Series B Preferred Stock to be redeemed (the "Redemption Shares"), and the Redemption Price to be paid therefor. The Corporation shall deliver the Redemption Notice to each holder of Series B Preferred Stock at the address shown on the Corporation's record of stockholders.

                           (ii) If the Redemption Notice is delivered personally against proper receipt or by confirmed telefax or telex, it shall be effective upon delivery; If it is delivered by certified or registered mail, return receipt requested, with postage prepaid, by Federal Express or similar courier service with courier fees paid by the Corporation or by telegraph or cable, it shall be effective two business days following the date when mailed, couriered, telegraphed or cabled, as the case may be.

                                    (iii)    Notwithstanding the prior delivery
                           of a Redemption Notice, the Corporation may elect not to consummate a Redemption by giving written notice (in any manner permitted by clause (ii) above) of such election to all of the holders of Series B Preferred Stock at least 10 days prior to the scheduled Redemption Date. If such notice is properly and timely given, the Corporation and such holders shall be relieved of their respective obligations with respect to such (but only such) Redemption.

                  (c) Closing of Redemption. At the Closing, each holder of shares of Series B Preferred Stock shall sell his Redemption Shares to the Corporation, free and clear of any and all Liens, other than those imposed hereby or by applicable federal or state securities laws, and shall deliver to the Corporation the certificate or certificates representing such Redemption Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all requisite stock transfer stamps, if any, affixed thereto, against tender by the Corporation of payment of the Redemption Price therefor. The Corporation shall make such payment by certified or bank cashier's check or by wire transfer to an account designated by such holder to the Corporation at least three business days prior to the Redemption Date.

                  (d) Redemption Allocation. In case only a part of the Series B Preferred Stock at the time outstanding is to be redeemed, the shares to be redeemed shall be allocated among all of the holders of record of the Series B Preferred Stock on the date such redemption is declared in proportion to their respective holdings.

                  (e) Effect of Redemption. If (i) the Corporation shall have given the Redemption Notice in the manner described above, (ii) the Corporation shall have set apart all funds necessary to pay the Redemption Price for all shares of the Series B Preferred Stock to be redeemed, (iii) all such funds shall be available for the sole purpose of paying the amount due for all shares of the Series B Preferred

         Stock to be redeemed, and (iv) the Corporation shall have tendered payment of the Redemption Price contingent only upon surrender of the stock certificate or certificates evidencing the shares of Series B Preferred Stock to be redeemed, duly endorsed to the Corporation; then, from and after the Redemption Date, the shares of Series B Preferred Stock to be redeemed pursuant to the Redemption Notice shall be deemed to no longer be outstanding, and all rights with respect to such shares shall forthwith cease, except the right of the former holders thereof to receive the Redemption Price therefor, without interest.

                  (f) Corporation Prohibited by Law or Otherwise. Notwithstanding any other provision hereof to the contrary, the Corporation shall not repurchase shares of the Series B Preferred Stock to the extent that it does not have funds legally available therefor or if such Redemption is prohibited by, or counsel to the Corporation reasonably believes that such Redemption is prohibited by, or would constitute or result in a default under, any applicable federal or state law, rule or regulation or any agreement, promissory note or debt instrument to which the Corporation is a party or by which it is bound.

         8. No Conversion Right. The Series B Preferred Stock shall not be convertible into Common Stock.

         9.       General Provisions.

                  (a)      As used herein:

                           (i) The term "Affiliate" means any Person controlling, controlled by or under common control with the Corporation. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                           (ii) The term "Capital Expenditures" means, for any period, the aggregate of all expenditures, including obligations under capital leases (as determined in accordance with GAAP), of the Corporation and its Subsidiaries taken as a whole during such period that, in conformity with GAAP, are required to be capitalized and reflected in the property, plant and equipment or similar fixed asset accounts on the consolidated balance sheet of the Corporation.

                           (iii) The term "GAAP" means generally accepted accounting principles as in effect in the United States as of the time and for the period as to which such accounting principles are to be applied.

                           (iv) The term "Indebtedness" means, as applied to any Person, (A) any indebtedness for borrowed money which such Person has directly or indirectly created, incurred or assumed, (B) all obligations secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the obligations secured thereby shall have been assumed, (C) any indebtedness of the character referred to in clauses (A) or (B) of this definition deemed extinguished under GAAP but for which such Person remains legally liable, and (D) all liabilities and obligations of others with respect to which such Person has become liable or obligated (including, without limitation, by way of a guaranty).

                           (v) The term "Investment" means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of the capital stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees or consultants for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business.

                           (vi) The term "Lien" means, as applied to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance existing on such date in or on, or any interest or title existing on such date of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease (which is classified and accounted for as such in accordance with GAAP) with respect to, any property or asset of such Person, or the signing or filing of any financing statement which names such Person as debtor, or the signing of any then-effective security agreement authorizing any other party as the secured party thereunder to file any financing statement.

                           (vii) The term "outstanding", when used with reference to shares of stock, means issued shares, excluding shares held by the Corporation.

                           (viii) The term "Permitted Investments" means (A) marketable direct obligations issued or unconditionally guaranteed by the United States of America and maturing within one year from the date of acquisition thereof by the Corporation, (B) time deposits or certificates of deposit of a domestic bank having a capital surplus and undivided profits of at least $100,000,000; provided, that the aggregate amount of such deposits shall not exceed $5,000,000 at any time, (C) commercial paper of a domestic issuer rated either A1 or better by Standard & Poor's Corporation or P1 or better by Moody's Investors Service, Inc. and maturing within 270 days from the date of acquisition thereof by the Corporation, and
                  (D) shares or other interests in any investment company which invests only in investments of the type specified in clauses
                  (A) through (C) above; provided, that the aggregate amount permitted by this clause (D) shall not at any time exceed $2,500,000.

                           (ix) The term "Person" means any corporation, partnership, trust, organization, association or other entity or individual.

                           (x) The term "Restricted Payment" means, as applied to any Person (A) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of the capital stock of such Person then outstanding, or of any warrants, rights or options to acquire any shares of capital stock, or any inducements to any other Person to acquire, vote or sell, or to abstain from acquiring, voting or selling, shares of the capital stock of such Person, except any redemption or purchase of shares of the Series B Preferred Stock pursuant to Section 7 hereof or of any class or series of capital stock created, authorized or issued pursuant to
                  Section 5(b)(ii) hereof; and (B) any direct or indirect loan, extension of credit or advance (other than advances to employees and consultants for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) to any Person directly or indirectly holding any shares of stock of such Person.

                           (xi) The term "Stated Value" means, with respect to a share of Series B Preferred Stock, $1,000.

                           (xii) The term "Subsidiary" means any corporation, the majority of the voting stock of which is owned, directly or indirectly through one or more Subsidiaries, by the Corporation.

                  (b) All shares of Series B Preferred Stock which may be issued on a Dividend Payment Date in lieu of payment in cash will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable, free from all taxes and Liens with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result.

                  (c) The headings contained herein are for convenience of reference only and shall not define, limit or otherwise affect in any way the meaning or interpretation of any of the terms or provisions hereof.

         FURTHER RESOLVED, that the Corporation hereby reserves, at all times so long as any shares of the Series B Preferred Stock shall remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Series B Preferred Stock, or both, a sufficient number of shares of Series B Preferred Stock to provide for any and all dividend payments to be made by the Corporation issuing additional fully paid and nonassessable shares of Series B Preferred Stock in lieu of payment in cash."

         FIFTH: MANAGEMENT OF THE AFFAIRS OF THE CORPORATION. The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are inserted for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

                  1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

         The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with one or more resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date of this Restated Certificate of Incorporation (the "Effective Date"), the term of office of the Class I directors shall expire and the Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Effective Date, the term of office of the Class II directors shall expire and the Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Effective Date, the term of office of the Class III directors shall expire and the Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

         Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

         2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

         3. The election of directors of the Corporation need not be by written ballot.

         4. No action shall be taken by the stockholders of the Corporation except (i) at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation or (ii) by written consent without a meeting made in accordance with the Bylaws.

         5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

         6. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause (as defined in the Bylaws of the Corporation) by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the voting stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class at a duly called meeting of stockholders; or (ii) with or without cause by the affirmative vote of at least a majority of the members of the

Board of Directors then in office except the director or directors whose removal is being considered.

         SIXTH: REORGANIZATION. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of ss.279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         SEVENTH: LIMITATION OF LIABILITY OF DIRECTORS. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall automatically be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the provisions of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing pursuant to this Article SEVENTH at the time of such repeal or modification.

         EIGHTH: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article NINTH of this Restated Certificate of Incorporation, and all rights conferred upon the stockholders herein are granted subject to this right.

         NINTH: AMENDMENT OF ARTICLES FIFTH AND EIGHTH. Notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to amend, alter, change or repeal any provision of Articles FIFTH or EIGHTH of this Restated Certificate of Incorporation.

         IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation as of the 14th day of February, 1994.

                                          TRACTOR SUPPLY COMPANY



                                          By: /s/ Joseph H. Scarlett, Jr.
                                              ---------------------------------
                                              Joseph H. Scarlett, Jr.
                                              Chairman of the Board and
                                              Chief Executive Officer

ATTEST:



/s/ Michael J. Kincaid
-----------------------------
Michael J. Kincaid
Secretary